AIRSENSORS, INC.
                         COMPUTATION OF NET INCOME PER SHARE
                    Nine months ended January 31, 1997 and 1996
                                   ---------------

                               Three months ended          Nine months ended
                                   January 31,                January 31,
                            ------------------------   ------------------------
                               1997         1996          1997         1996
                            -----------  -----------   -----------  -----------
PRIMARY CALCULATION:

 Net income                 $  767,882   $  543,774    $2,120,470   $1,948,312
 Dividends on
  preferred stock             (145,033)    (151,230)     (435,094)    (462,365)
                            -----------  -----------   -----------  -----------
 Net income applicable
  to common stock              622,849      392,544     1,685,376    1,485,947

 Add:  Effect of treasury
       stock on repayment
       of borrowings           101,169       83,323       290,615      208,576
                            -----------  -----------   -----------  -----------
 Net income applicable to
  common stock for
  calculation of net
  income per share          $  724,018   $  475,867    $1,975,991   $1,694,523

 Weighted average number
  of common shares
  outstanding                5,733,541    5,651,654     5,700,150    5,646,419

 Dilutive effect of
  outstanding stock
  options and warrants (As
  determined by application
  of the modified treasury
  stock method)              1,123,967      984,109     1,078,319      991,520
                            -----------  -----------   -----------  -----------

 Weighted average number
  of common shares, as
  adjusted for calculation
  of net income per share    6,857,508    6,635,763     6,778,469    6,637,939
                            ===========  ===========   ===========  ===========
 Net income per share            $0.11        $0.07          $.29        $0.26
                            ===========  ===========   ===========  ===========

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FULLY DILUTED CALCULATION:

 Net income applicable to
  common stock for
  calculation of net income
  per share before effect
  of treasury stock on
  repayment of borrowings   $  622,849   $  392,544    $1,685,376   $1,485,947

 Add:  Effect of treasury
       stock on repayment
       of borrowings            65,880       83,323       193,588      208,576
                            -----------  -----------   -----------  -----------
 Net income applicable to
  common stock for
  calculation of net
  income per share          $  688,729   $  475,867    $1,878,964   $1,694,523

 Weighted average number
  of common shares
  outstanding                5,733,541    5,651,654     5,700,150    5,646,419

Dilutive effect of
 outstanding stock
 options and warrants (As
 determined by application
 of the modified treasury
 stock method)               1,123,967      984,109     1,078,319      991,520
                            -----------  -----------   -----------  -----------
 Weighted average number
  of common shares, as
  adjusted for calculation
  of net income per share    6,857,508    6,635,763     6,778,469    6,637,939
                            ===========  ===========   ===========  ===========
 Net income per share            $0.10        $0.07         $0.28        $0.26
                            ===========  ===========   ===========  ===========



(1) The conversion of preferred stock was not assumed since its effect would be antidilutive.



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